                    For Immediate Release

Media Contact:	Investor Contact:
Eric Boomhower	Bryan Hatchell
(803) 217-7701	(803) 217-7458
eboomhower@scana.com	bhatchell@scana.com

South Carolina Electric & Gas Company
 Reaches Settlement Agreement in Retail Electric Rate Case

Columbia, SC, October 24, 2007... South Carolina Electric & Gas Company (SCE&G), principal subsidiary of SCANA Corporation (NYSE: SCG), announced today that it has entered into a settlement agreement with the South Carolina Office of Regulatory Staff (ORS) and all other parties of record regarding SCE&G’s pending application for an increase in its retail electric rates that was filed with the Public Service Commission of South Carolina (Commission) on June 15, 2007. The settlement agreement covers all the issues addressed in SCE&G’s application and, if approved, would result in an overall increase in retail electric revenues of approximately $76.9 million (4.40%) based on an adjusted test year ended March 31, 2007 or about 65% of the $118 million (6.75%) overall revenue increase requested by the company in its application.  The settlement agreement establishes, among other things, an allowed return on common equity of 11% (the agreed rate increase produces a 10.7% return) and is subject to review and approval by the Commission following a public hearing that begins on October 31, 2007.

SCE&G’s electric rate filing in June was the company’s first requested increase to base rates since 2004. Subject to Commission approval, the rates will go into effect January 1, 2008. The monthly bill of a residential customer using 1,000 kilowatt hours of electricity would increase by $5.44 to $106.54.  The percentage increase to the residential class is 5.54%.

“We are pleased to have reached this agreement with all parties, and the additional revenue will ensure that we provide the necessary environmental upgrades and that we can pay for the increased costs of transmission and distribution infrastructure required to continue the safe and reliable service that our customers expect,” said Kevin Marsh, president of SCE&G.

PROFILE

South Carolina Electric & Gas Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 633,000 customers in 26 counties in the central, southern and southwestern portions of South Carolina. The company also provides natural gas service to approximately 301,000 customers in 34 counties in the state. Information about SCE&G is available on the company’s web site at www.sceg.com.

SCANA Corporation, a Fortune 500 company headquartered in Columbia, South Carolina, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses in South Carolina, North Carolina and Georgia. Information about SCANA Corporation and its businesses is available on the Company's web site at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules, estimated construction and other expenditures and factors affecting the availability of synthetic fuel tax credits. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation and environmental regulations; (3) current and future litigation; (4)changes in the economy, especially in areas served by subsidiaries of SCANA Corporation (SCANA); (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets; (6) growth opportunities for SCANA’s regulated and diversified subsidiaries; (7)the results of financing efforts; (8) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (9) weather conditions, especially in areas served by SCANA’s subsidiaries; (10) payment by counterparties as and when due; (11) the results of efforts to license, site and construct facilities for baseload electric generation; (12) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (13) performance of SCANA’s pension plan assets; (14) inflation; (15) compliance with regulations; and (16) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or South Carolina Electric & Gas Company (SCE&G) with the United States Securities and Exchange Commission (SEC).  The Company disclaims any obligation to update any forward-looking statements.
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South Carolina Electric & Gas Company

Retail Electric Rate Application

Settlement Agreement

Highlights

Filed Letter of Intent	May 15, 2007
Filed Application	June 15, 2007
Docket Number	2007 -229 –E (copy available at www.psc.sc.gov)
Test Period	Twelve Months Ended March 31, 2007, As Adjusted

	Requested	Per Settlement
Effective Date of New Rates	January 1, 2008	January 1, 2008
Annual Revenue Increase (millions)	$118 Million	$76.9 Million
Annual Percent Increase	6.75%	4.40%
Return on Rate Base	9.18%	8.62%
Return on Common Equity (ROE)	11.75%	11.00%

NOTE: The rate increase agreed to by the parties produces a 10.70% rate of return for the test period.  However, the parties agree that an allowed ROE of 11% is just and reasonable and is the ROE the parties have agreed to in the settlement.

Capital Structure and Cost of Capital (dollars in millions):

                               Requested in Application (6/15/07) Per Settlement for Setting Rates

	Pro Forma
	Capital		Cost	Weighted	Capital		Cost	Weighted
	Structure	Ratio	Rate	Cost	Structure	Ratio	Rate	Cost
Long-Term Debt	$2,096	44.26%	6.23%	2.76%	$2,096	44.26%	6.23%	2.76%
Preferred Stock	115	2.42%	6.41%	0.16%	115	2.42%	6.41%	0.16%
Common Equity	2,526	53.32%	11.75%	6.26%	2,526	53.42%	10.70%	5.70%
Total	$4,737	100.00%		9.18%	$4,737	100.00%		8.62%

Components of Requested Electric Revenue Increase (millions):

Transmission & Distribution Infrastructure	$41
Additional Depreciation Expense	24
Environmental Upgrades	14
Other	39
Total Requested Increase	$118

Analysis of Settlement:

Original Request	$118.0
Reduction in ROE	(35.6)
Other Misc.	(5.5)
Total Settlement	$76.9

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